Exhibit 10.1

119 Standard Street

El Segundo, CA 90245

February 28, 2021

VIA ELECTRONIC MAIL

Mark J. Nelson

[Address]

Re:    Retirement

Dear Mark:

This letter agreement (this “Agreement”) sets forth the terms of your retirement from Beyond Meat, Inc. (“Beyond Meat” or the “Company”).

1.	Retirement & Transition.

(a)    Retirement. Your last day of employment with the Company will be May 5, 2021, provided your employment with the Company will continue at all times to remain “at will,” meaning that either you or the Company may terminate your employment at any time, and for any reason, with or without cause (your last actual day of employment with the Company is referred to herein as your “Retirement Date”). Any contrary representations which may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term.

(b)    Resignation from Officer and Other Positions. You hereby resign as the Company’s Treasurer and Chief Financial Officer, and from any and all other officer or other positions held by you with the Company or any of its affiliates, effective as of your Retirement Date, provided your resignation as the Company’s Treasurer and/or Chief Financial Officer shall be effective on any earlier date that the Company appoints another Treasurer or Chief Financial Officer, as applicable. You agree that, after your resignations are effective, you will have no authority to bind the Company or any of its affiliates to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company or any of its affiliates in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

(c)    Transition Terms. Between the date of this Agreement and the Retirement Date, you will continue (i) as a full-time employee of the Company, fulfilling your regular work duties and transitioning your workload and projects to other Company personnel as requested by the Company, (ii) to be paid your current base salary, and (iii) to be eligible for, and participate in, the Company’s employee benefits programs and arrangements to the extent provided by the terms of the applicable plans and agreements (subject to any changes to the Company’s employee benefits programs and arrangements that the Company reserves the right to make at any time as it deems necessary or appropriate).

Mark J. Nelson February 28, 2021 Page 2

For purposes of clarity, you will remain eligible for consideration for an annual bonus under the Company’s Executive Incentive Bonus Plan for 2021 (prorated based on the number of days you are employed by the Company in 2021), with any bonus amount to be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and paid on the regular annual bonus payment date (or, if earlier, March 15th of the year following the year for which such bonus is earned), whether or not you are a current Company employee on the payment date.

You acknowledge and agree that your retirement from the Company will not qualify as a termination of employment without Cause or for Good Reason under the terms of the Executive Change in Control Severance Agreement entered into by and between you and the Company effective as of November 15, 2018 (the “Change in Control Agreement”) (regardless of whether the Company at any time undergoes a “Change in Control” (as defined in the Change in Control Agreement)), and you are not entitled to any severance under the Change in Control Agreement or under any other severance program/agreement in connection with your retirement from the Company.

You and the Company mutually acknowledge and agree that (x) the provisions of this Section 1(c) are wholly separate and distinct from the remaining provisions of this Agreement, (y) your continued service as an employee of the Company was not an inducement for you to enter into this Agreement or any other agreement with the Company, and (z) your service as an employee of the Company, and any termination of that service, at any time, for any reason, shall not affect any other provisions of this Agreement or any other agreement between you and the Company, including, without limitation, the release set forth herein, the Retirement Date Release attached hereto as Exhibit A (the “Retirement Date Release”), and the Confidential Information and Invention Assignment Agreement by and between you and the Company effective December 1, 2015 (the “Confidential Information Agreement”).

(d)    Final Paycheck. On the Retirement Date, the Company will pay you all accrued wages earned through the Retirement Date, but not previously paid, subject to standard payroll deductions and withholdings.

(e)    Employment-Related Expense Reimbursements. You agree that, within thirty (30) days after the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for your documented expenses pursuant to its regular business practice.

(f)    Other Compensation or Benefits. After your Retirement Date you will not receive any compensation, benefits or payments from the Company, and you will have no authorization to incur any expenses on behalf of the Company, except as expressly provided in this Agreement or pursuant to any other written agreement between you and the Company, or as provided under the terms of applicable benefits plans or by law.

Mark J. Nelson February 28, 2021 Page 3

2.    Consideration.

(a)    This Agreement. Subject to, and in consideration for, your timely execution and non-revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the Confidential Information Agreement and all applicable Company policies, including, without limitation, the Company’s Code of Business Conduct and Ethics and Insider Trading Policy, the Company will pay you $1,000 in a single, lump sum cash payment, subject to standard payroll deductions and withholdings, on or before March 28, 2021.

(b)    Retirement Date Release. Subject to, and in consideration for, your execution of the Retirement Date Release on the Retirement Date, and non-revocation of the Retirement Date Release, and provided you comply with all of the terms and conditions of this Agreement, the Retirement Date Release, the Confidential Information Agreement and all applicable Company policies, including, without limitation, the Company’s Code of Business Conduct and Ethics and Insider Trading Policy, and you elect to continue your medical, dental and/or vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the monthly premiums due for such COBRA coverage for you and, if applicable, for your dependents until the earliest of (i) the end of the month in which your subsequent service as a consultant to the Company terminates, (ii) the expiration of such COBRA continuation coverage, or (iii) the date when you (or, as applicable, your dependents) receive substantially equivalent health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing COBRA benefit without potentially violating applicable law or having the COBRA benefit be subject to tax, the Company will, in lieu thereof, pay you an amount equal to such COBRA premium payment due for each month, as applicable, which payment will be taxable, subject to standard payroll deductions and withholdings, and will made at the time such COBRA premium payment would otherwise have been due to be paid to the applicable insurance company.

3.    Equity. You acknowledge and agree that the Company previously granted to you one or more equity awards covering shares of the Company’s Common Stock pursuant to the Company’s 2011 Equity Incentive Plan, as amended and restated as the Company’s 2018 Equity Incentive Plan (together, the “Plan”). You acknowledge and agree that the information on the Company equity awards granted to you (including any transferred Company equity awards) that is available through Benefits OnLine by Merrill Lynch accurately reflects the Company equity awards previously granted to you, and the terms applicable to such Company equity awards, including, without limitation, the number of shares subject to such equity awards vested and not yet vested as of the date of this Agreement (such equity awards, your “Company Equity Awards”).

Mark J. Nelson February 28, 2021 Page 4

The Company Equity Awards and the shares (if any) acquired pursuant to such Company Equity Awards will remain, as applicable, subject to the terms and conditions of the applicable stock option agreement, exercise agreement, restricted stock unit agreement, and the Plan (each of which shall remain in full force and effect; together, the “Equity Documents”). Please refer to Benefits OnLine and the applicable Equity Documents for the specific rules that apply to your Company Equity Awards.

You acknowledge and agree that, other than the Company Equity Awards, you do not have any right to receive or otherwise acquire any Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock, from the Company or any affiliate of the Company.

You and the Company further acknowledge and agree that, immediately following the Retirement Date, you will provide services pursuant to a Consulting Agreement that has been executed concurrently with the execution of this Agreement (the “Consulting Agreement”) and pursuant to the Consulting Agreement, your service under the Consulting Agreement will be continuous for purposes of your Company Equity Awards and the Plan such that you will not experience a termination of Continuous Service or Service Provider status (each as defined in the Plan) as a result of the end of your employment with the Company and commencement of your status as a consultant with the Company; and vesting of your Company Equity Awards will continue pursuant to the terms set forth in the Consulting Agreement and to the extent provided by the Equity Documents.

4.    Return of Company Property. Unless the Company otherwise authorizes you to retain any documents or property in connection with the provision of any subsequent consulting services (which must be returned upon the date any such subsequent service as a consultant to the Company terminates or upon the Company’s earlier request, without retention of any reproductions), you agree that, as of the Retirement Date (or such later date as may be required by the Company), you will have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form) and credit cards, and that you will have returned or, if incapable of being returned, you will have deleted and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession or control) subject to any litigation hold to which you may be subject.

5.    Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information Agreement.

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6.    Indemnification Agreement. You are entitled to certain indemnification rights under the terms of the Indemnification Agreement by and between you and the Company made as of May 17, 2019 (the “Indemnification Agreement”) and such rights are not impacted by this Agreement. You will be considered an agent of the Company for purposes of the Indemnification Agreement only during your continued employment with the Company.

7.    Cooperation. You agree to fully cooperate with the Company and its counsel in regard to any threatened or pending litigation, internal investigations or governmental investigations that involve matters of which you have or may have knowledge as a result of your service with the Company. Without limiting the foregoing, you agree, with reasonable notice and reasonable time, to furnish information as may be in your possession and fully cooperate with the Company as may be reasonably requested in connection with any claims or legal action in which the Company is or may become a party including, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial or arbitration testimony. Nothing in this Agreement is intended to require or suggest that, if called to testify, you would testify other than truthfully, and you acknowledge and agree that your testimony or any other verbal or written statements in interviews, depositions, arbitrations, trial. court hearings or the like will be accurate and truthful. The Company agrees to pay the reasonable and necessary expenses incurred by you in connection with your obligations pursuant to this cooperation agreement, which include all out-of-pocket reasonable and necessary expenses, such as meals, travel and hotel charges.

8.    General Release. In consideration for receiving the benefits set forth herein, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies, investors and related entities, as well as TriNet (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, except to the extent specifically provided in this Section 8.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (“ERISA”); WARN Act claims, claims for attorneys’ fees or costs; any and all claims related to or for stock, stock options, restricted stock units or other equity securities of the Company not otherwise described in this Agreement; penalties; claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.

Mark J. Nelson February 28, 2021 Page 6

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature. Nothing in this Agreement waives your right to pursue indemnification relief, rights and/or remedies arising out of or related to currently pending litigation.

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement or to any rights you have under the Indemnification Agreement or under any directors and officers liability insurance policy. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

9.    Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

Mark J. Nelson February 28, 2021 Page 7

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

10.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) calendar days within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have seven (7) calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period provided in this paragraph. To revoke the Agreement, you must email a written notice of revocation to twitteman@beyondmeat.com prior to the end of the seven (7)-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer of consideration will be automatically withdrawn if you do not sign the Agreement within the twenty-one (21)-day consideration period.

11.    No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

12.    Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. A breach of this provision will be deemed to be a material breach of this Agreement and will entitle the Company to recover liquidated damages in the amount of $1,000.00 for each occurrence of a breach in addition to any other rights hereunder. You expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this Agreement shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation.

Mark J. Nelson February 28, 2021 Page 8

13.    Arbitration Agreement. You and the Company agree that, to the fullest extent permitted by applicable law, any and all claims or disputes relating to, arising from or regarding the relationship of the parties to this Agreement, this Agreement and/or the Retirement Date Release shall be resolved by final and binding arbitration, including claims against the Company’s current or former employees, officers, directors or agents. The arbitrator shall determine arbitrability of claims (except as to the Class Waiver (as defined below)). You and the Company agree to bring any claim in arbitration before a single JAMS arbitrator pursuant to the applicable JAMS rules as agreed by the parties or determined by the arbitrator. See https://www.jamsadr.com/adr-rules-procedures/. You and the Company further agree that such claims shall be resolved on an individual basis only, and not on a class, collective, representative, or private attorney general act representative basis on behalf of others (“Class Waiver”), to the fullest extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, or void may be determined only by a court of competent jurisdiction. In no case may class, collective or representative claims proceed in arbitration. You and the Company waive any rights to a jury trial or a bench trial in connection with the resolution of any claim under this arbitration agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm to their confidential information or trade secrets pending the conclusion of any arbitration). Claims will be governed by applicable statutes of limitations. To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party to the extent authorized by applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act. In the event that any portion of this arbitration agreement is deemed illegal or unenforceable, such provision shall be severed and the remainder of the arbitration agreement shall be given full force and effect.

14.    Entire Agreement. You and the Company agree that this Agreement, the Confidential Information Agreement, the Equity Documents, the Consulting Agreement, and the Indemnification Agreement, constitute the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement. All other prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company or any affiliate of the Company are expressly superseded hereby and are of no further force and effect, including, without limitation, the Change in Control Agreement. This Agreement may only be modified in a written document signed by you and an authorized employee of the Company.

Mark J. Nelson February 28, 2021 Page 9

15.    Successors.

(a)    Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. Any breach of this provision will be deemed to be a material breach of this Agreement. For all purposes under this Agreement, the term “Company” will include any such successor to the Company’s business and/or assets.

(b)    Your Successors. The terms of this Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.    Governing Law. Except as to the arbitration provision, this Agreement shall be construed and interpreted in accordance with the laws of the state of California.

17.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign and date this Agreement and return it to me on or before 5 pm PT on March 22, 2021.

We look forward to continuing to work with you during the period of your employment prior to the Retirement Date and throughout any subsequent consulting period. We wish you good luck in your future endeavors.

[Signature Page Follows]

Sincerely,

BEYOND MEAT, INC.

By:	/s/ Ethan Brown
Ethan Brown Chief Executive Officer and President

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

AGREED AND ACCEPTED:

/s/ Mark J. Nelson	Date:	February 28, 2021
Mark J. Nelson

Exhibit A – Retirement Date Release

EXHIBIT A

RETIREMENT DATE RELEASE

(To be signed and returned on the Retirement Date.)

Pursuant to the letter agreement entered into by and between you and Beyond Meat, Inc. (the “Company”) dated February 28, 2021 (the “Retirement Agreement”), you hereby enter into this Retirement Date Release (this “Release”). Any term not otherwise defined herein shall have the meaning ascribed in the Retirement Agreement.

1.    General Release. In consideration for the benefit set forth in Section 2(b) of the Retirement Agreement, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past, present or future subsidiaries, parent companies, affiliated companies, investors and related entities, as well as TriNet (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, consultants, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, except to the extent specifically provided herein.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (“ERISA”); WARN Act claims, claims for attorneys’ fees or costs; any and all claims related to or for stock, stock options, restricted stock units or other equity securities of the Company not otherwise described in the Retirement Agreement; penalties; claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; discrimination, harassment and retaliation claims; and all other claims under applicable federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

Nothing in this Release precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Release, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Release is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Release waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature. Nothing in this Agreement waives your right to pursue indemnification relief, rights and/or remedies arising out of or related to currently pending litigation.

This waiver and release covers only those claims that arose prior to your execution of this Release. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement or to any rights you have under the Indemnification Agreement or under any directors and officers liability insurance policy. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

2.    Waiver of Unknown Claims. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Release, you may learn information that might have affected your decision to enter into this Release. You assume this risk and all other risks of any mistake in entering into this Release. You agree that this Release is fairly and knowingly made.

In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

3.    ADEA Waiver: You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Release; (b) you should consult with an attorney prior to executing this Release; (c) you have had twenty-one (21) calendar days within which to consider this Release; (d) you have seven (7) calendar days following the execution of this Release to revoke this Release; and (e) the Release will not be effective until the eighth day after you sign this Release provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21)-day consideration period provided in this paragraph. To revoke this Release, you must email a written notice of revocation to twitteman@beyondmeat.com prior to the end of the seven (7)-day period. You acknowledge that your consent to this Release is knowing and voluntary. The offer of consideration will be automatically withdrawn if you do not sign this Release on the Retirement Date.

4.    No Admission. Nothing contained in this Release shall constitute or be treated as an admission by the Company or the Released Parties of any liability, wrongdoing, or violation of law.

5.    Representations. You acknowledge and agree that you have been timely paid all of your wages earned through the Retirement Date, you have received all the leave and leave benefits and protections for which you were eligible pursuant to FMLA, CFRA, any applicable state or federal law or Company policy, you have no unreimbursed business expenses and you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

6.    Entire Agreement. You and the Company agree that this Release, the Retirement Agreement, the Confidential Information Agreement, the Equity Documents, the Consulting Agreement, and the Indemnification Agreement, constitute the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Release. All other prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company or any affiliate of the Company are expressly superseded hereby and are of no further force and effect. This Release may only be modified in a written document signed by you and an authorized employee of the Company.

7.    Governing Law. Except as to the arbitration provision set forth in the Retirement Agreement, this Release shall be construed and interpreted in accordance with the laws of the state of California.

8.    Severability. The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed deleted from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

9.    Counterparts. This Release may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To be effective, this Release must be executed on the Retirement Date. In the event that you do not sign this Release, or if you revoke this Release pursuant to Section 3 above, this Release will be null and void and you will not be entitled to receive the benefit referred to in Section 2(b) of the Retirement Agreement.

My agreement with the terms and conditions of this Release is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Release and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Release.

REVIEWED, UNDERSTOOD, AND AGREED:

Date:
Mark J. Nelson